EXECUTION

AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

This AMENDMENT NO. 1 (“Amendment No. 1”) is dated and effective as of April 1, 2007, by and between CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as depositor (the “Depositor”), DLJ MORTGAGE CAPITAL, INC., as seller (the “Seller”), WELLS FARGO BANK, N.A., as master servicer (in such capacity, the “Master Servicer”) and trust administrator (in such capacity, the “Trust Administrator”), TAYLOR, BEAN & WHITAKER MORTGAGE CORP., as servicer (the “Servicer:”) and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Depositor, the Seller, the Master Servicer and Trust Administrator, the Servicer and the Trustee heretofore executed and delivered a pooling and servicing agreement dated as of August 1, 2006, relating to TBW Mortgage Pass-Through Certificates, Series 2006-4 (the “Pooling and Servicing Agreement”);

WHEREAS, the Depositor, the Seller, the Master Servicer and Trust Administrator, the Servicer and the Trustee desire to amend the Pooling and Servicing Agreement with respect to certain matters set forth herein;

WHEREAS, Section 12.01(a)(v) of the Pooling and Servicing Agreement provides that such agreement may be amended without the consent of any of the Holders of the Certificates to make provisions with respect to matters or questions arising thereunder, subject to the conditions set forth in such section;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, as follows:

ARTICLE I

AMENDMENT OF THE POOLING AND SERVICING AGREEMENT

Section 1.01. Amendment of Pooling and Servicing Agreement.

The definition of Qualified Substitute Mortgage Loan is hereby deleted in its entirety and replaced with the following:

“Qualified Substitute Mortgage Loan: One or more Mortgage Loans substituted by the Seller for one or more Deleted Mortgage Loans which must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit L, individually or in the aggregate and on a weighted average basis, as applicable, (i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than the Stated Principal Balance of the Deleted Mortgage Loan; (ii) be accruing interest at a rate no lower than and not more than 1% per annum higher than, that of the Deleted Mortgage Loan; (iii) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (iv) have a remaining term to maturity not more than one year greater than or less than that of the Deleted Mortgage Loan; provided that the remaining term to maturity of any such Mortgage Loan shall be no more than one year greater than the latest maturing Mortgage Loan in the Trust immediately prior to any substitution; (v) not be a Cooperative Loan and (vi) comply with each representation and warranty set forth in Section 2.03(b).”

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.01. Capitalized Terms. For all purposes of this Amendment No. 1, except as otherwise stated herein, terms used in capitalized form in this Amendment No. 1 and defined in the Pooling and Servicing Agreement have the meanings specified in the Pooling and Servicing Agreement.

Section 2.02. Continuing Effect. Except as expressly amended by this Amendment No. 1, the Pooling and Servicing Agreement shall remain in full force and effect in accordance with its terms.

Section 2.03. References to Pooling and Servicing Agreement. From and after the execution and delivery of this Amendment No. 1, all references to the Pooling and Servicing Agreement in the Pooling and Servicing Agreement or any other document executed or delivered in connection therewith shall be deemed a reference to the Pooling and Servicing Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.04. Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Amendment No. 1 shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment No. 1, and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 1.

Section 2.05. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 2.06. Binding Nature of Amendment No. 1; Assignment.  This Amendment No. 1 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.07. Headings.  The headings contained in this Amendment No. 1 are for convenience of reference only, and they shall not be used in the interpretation hereof.

Section 2.08. Effectiveness. This Amendment No. 1 shall become effective as of the date first written above.

Section 2.09. Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

CREDIT SUISSE FIRST BOSTON MORTGAGE
SECURITIES CORP., as Depositor

By: /s/ Kevin Steele
Name: Kevin Steele
Title: Vice President

DLJ MORTGAGE CAPITAL, INC., as a Seller

By: /s/ Tim Kuo
Name: Tim Kuo
Title: Vice President

WELLS FARGO BANK, N.A., as Master Servicer
and Trust Administrator

By: /s/ Craig B. Driver
Name: Craig B. Driver
Title: Vice President

TAYLOR, BEAN & WHITAKER MORTGAGE CORP., as Servicer

By: /s/ Paul R. Allen
Name: Paul R. Allen
Title: CEO

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Charles F. Pedersen
Name: Charles F. Pedersen
Title: Vice President